UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                            (Amendment No. 1 ) *

                       ULTRADATA SYSTEMS INCORPORATED
                             (Name of Issuer)

                       Common Stock,  $.01 par value
                       (Title of Class of Securities)

                                   903891
                              (Cusip Number)






* The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



















CUSIP No. 903891              			13G	            		Page 2 of 4 Pages

1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       	MONTE ROSS
	       ###-##-####

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

        (BLANK)				                            	(a)
						                                        		(b)

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

        	U.S.A.

NUMBER OF	              	5.  SOLE VOTING POWER

SHARES		                     34,000

BENEFICIALLY	           	6.  SHARED VOTING POWER

OWNED BY                   		630,000

EACH                    	7.  SOLE DISPOSITIVE POWER

REPORTING                   	34,000

PERSON                   8.  SHARED DISPOSITIVE POWER

WITH                      			630,000

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  		664,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

  		(BLANK)

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

  		19.3%

12. TYPE OF REPORTING PERSON

  		IN




                                                						Page 3 of 4 Pages

Item 1 (a)	Name of Issuer:

          	Ultradata Systems, Incorporated

Item 1 (b)	Address of Issuer's Principal Executive Office:

          	9375 Dielman Industrial Drive
          	St. Louis, MO 63132

Item 2 (a)	Name of Person Filing;

          	Monte Ross

Item 2 (b)	Address of Principal Business Office or, if none, Residence

          	9375 Dielman Industrial Drive
          	St. Louis, MO 63132

Item 2 (c)	Citizenship:

           U.S.A.

Item 2 (d)	Title of Class of Securities:

          	Common Stock,  $.01 par value

Item 2 (e)	CUSIP Number:

          	903891

Item 3    	Not Applicable

Item 4    	Ownership:

          	(a)  Amount Beneficially Owned (As of December 31, 1996):

         	      664,000 Shares

          	(b)  Percent of Class:   19.3%

          	(c)  Number of shares as to which such person has:

     	          (i)  sole power to vote or to direct the vote
	                    34,000

	              (ii)  shared power to vote or to direct the vote
	                    630,000

              (iii)  sole power to dispose or to direct the disposition of
                     34,000
                                              								Page 4 of 4 Pages
               (iv)  shared power to dispose or to direct the disposition of
                     630,000

Item 5		Ownership of Five Percent or Less of a Class:

       	Not applicable

Item 6		Ownership of More than Five Percent on Behalf of Another Person:

      		Not applicable

Item 7		Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

      		Not applicable

Item 8		Identification and Classification of Members of the Group:

      		Not applicable

Item 9		Notice of Dissolution of Group:

      		Not applicable

Item 10		Certification:

       		Not applicable

                                 SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:     January 29, 1997

                                                   					(s)		Monte Ross